Exhibit (d)(2)

Symmetricom, Inc.

2300 Orchard Parkway

San Jose, California 95131

October 4, 2013

Microsemi Corporation

One Enterprise

Aliso Viejo, California 92656

Dear Ladies/Gentlemen:

In connection with the consideration of a possible negotiated M&A transaction (a “Possible Transaction”) between Symmetricom, Inc. (the “Company”), and Microsemi Corporation (the “Counterparty”), the Company is prepared to make available to the Counterparty certain information, including information concerning the Company.  As a condition to, and in consideration of, such information being furnished to the Counterparty and its Representatives (as defined below), the Counterparty agrees to treat such information (whether prepared by the Company, its Representatives or otherwise and irrespective of the form of communication) which is furnished to the Counterparty or its Representatives before or after the date hereof by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement (this “Agreement”), and to take or abstain from taking certain other actions as hereinafter set forth. For purposes of this Agreement, references to “Representatives” in respect of the Counterparty shall include only the Counterparty’s officers, directors, general partners, employees, consultants, accountants, investment bankers, financial advisors, counsel, affiliates, and potential sources of financing, and “Representatives” in respect of the Company shall mean its officers, directors, employees, counsel, investment bankers, consultants and other representatives.  Notwithstanding any other provision of this Agreement, the Company reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable or inappropriate.

1.             Evaluation Material.  The term “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by the Counterparty or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to the Counterparty or its Representatives pursuant hereto, as well as information which the Counterparty or its Representatives otherwise learn or obtain through observation or through analysis of such information, data or knowledge. The Counterparty acknowledges and agrees that the Company shall remain the exclusive owner of the Evaluation Material and that all patent, copyright, trade secret, trademark, domain name, and all other intellectual property rights therein. No license or conveyance of such rights is granted to the Counterparty or implied under this Agreement.   The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Counterparty or its Representatives, (ii) was within the Counterparty’s possession prior to its being furnished to the Counterparty by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by the Counterparty to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (iii) becomes available to the Counterparty on a non-confidential basis from a source other than the Company or any of its Representatives, provided that to the knowledge of the Counterparty such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information or (iv) is independently developed by the Counterparty without use or benefit of or reference to the Evaluation Material or violation of any obligation under this Agreement.

2.             Use and Disclosure of Evaluation Material.  The Counterparty hereby agrees that it and its Representatives shall (i) use the Evaluation Material of the Company solely for the purpose of evaluating a Possible Transaction, (ii) keep the Evaluation Material confidential and (iii) not disclose any of the Evaluation Material to any person in any manner whatsoever, except as may be required by law or court order subject to the provisions set forth below; provided, however, that (x) the Counterparty may make any disclosure of such information to which the strategic transaction committee of the Company’s board of directors that will evaluate a Possible Transaction (the “Special Committee”) gives its prior written consent, and (y) the Counterparty may disclose any of such information to its Representatives who need to know such information for the sole purpose of evaluating a Possible Transaction, provided such Representatives agree to comply with the terms of this Agreement applicable to such Representatives.  The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, the media and any corporation, company, limited liability company, trust, group, partnership, other entity or individual.  The term “affiliate” as used in this Agreement shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “1934 Act”).  The Counterparty shall be responsible for the breach of this Agreement by its Representatives (including those who subsequent to the first date of disclosure of Evaluation Material cease to be a Representative), and the Counterparty agrees, at its sole expense, to take commercially reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

The Counterparty hereby acknowledges that it (i) is aware, and that it will advise such Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (ii) is familiar with, and will comply with, its obligations under the 1934 Act and the rules and regulations promulgated thereunder, including Rules 10b-5 and 14e-3.

In addition, each party agrees that, except as required by law, stock exchange rules or governmental entity, without the prior written consent of the other party, it and its Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to the Counterparty or its Representatives, that discussions or negotiations are taking place concerning a Possible Transaction between the parties or any of the terms, conditions or other facts with respect thereto (including the timing or status thereof) (collectively, the “Discussion Information”).

In the event that the Counterparty or any of its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process or by applicable statute, rule or regulation or by governmental regulatory authorities) to disclose any of the Evaluation Material or Discussion Information, the Counterparty shall provide the Company with prompt written notice of any such request or requirement and a copy of such request so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, the Counterparty or any of its Representatives are nonetheless, based on advice of counsel, legally compelled to disclose Evaluation Material or Discussion Information, the Counterparty or its Representatives may, without liability hereunder, disclose only that portion of the Evaluation Material or Discussion Information which the Counterparty certifies in writing to the Company that such counsel advises the Counterparty is legally required to be disclosed; provided that, upon request by the Company, the Counterparty exercises the Counterparty’s commercially reasonable efforts to preserve the confidentiality of the Evaluation Material and the Discussion Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and Discussion Information; and provided further that the Counterparty shall immediately notify the Company of (i) its determination to make such disclosure and (ii) the nature, scope and contents of such disclosure.

3.             Return and Destruction of Evaluation Material.  If the Counterparty determines that it does not wish to proceed with a Possible Transaction, it shall promptly advise the Company in writing of that determination.  Upon such determination, or at any time upon the request of the Company for any reason, the Counterparty will promptly deliver to the Company or destroy all Evaluation Material (and all copies thereof) furnished to it or its Representatives by or on behalf of the Company pursuant hereto.  In the event of such a decision or request, all other Evaluation Material prepared by the Counterparty or its Representatives shall be returned or destroyed and no copy thereof shall be retained, and, upon the Company’s request, the Counterparty shall provide the Company with prompt written confirmation of compliance with this paragraph.  Notwithstanding the foregoing upon prior notice to the Company, (i) the legal departments of the Counterparty and its Representatives may maintain a copy of the Evaluation Material in their respective restricted access files for actual or anticipated litigation, regulatory compliance or corporate record keeping purposes and (ii) the Counterparty and its Representatives shall not be obligated to delete or erase any Evaluation Material contained in an archived computer system backup as required by law or regulation in accordance with applicable security and/or disaster recover procedures.  Notwithstanding the return, destruction or permitted maintenance of the Evaluation Material, the Counterparty and its Representatives shall continue to be bound by the obligations of confidentiality and other obligations and agreements hereunder.

4.             No Representations or Warranties.  The Counterparty understands and acknowledges that neither the Company nor any of its Representatives (including without limitation any of its directors, officers, employees, agents, members, stockholders or affiliates or “controlling persons” within the meaning of Section 20 of the 1934 Act) makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material.  The Counterparty agrees that neither the Company nor any of its Representatives (including without limitation any of its directors, officers, employees, agents, members, stockholders or affiliates or “controlling persons” within the meaning of Section 20 of the 1934 Act) shall have any liability to the Counterparty or to any of its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.  The Counterparty also agrees that neither it nor any of its Representatives (including without limitation any of its directors, officers, employees, agents or stockholders) is entitled to rely on the accuracy or completeness of the Evaluation Material or any other information which the Company or any of its Representatives furnishes to the Counterparty or any of its Representatives.  Only those representations or warranties which are made in a final definitive agreement regarding any Possible Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

5.             Standstill.  The Counterparty agrees that, for the period beginning on the date of this Agreement and ending at the close of business on the date that is six months from the date hereof, unless the Counterparty shall have been specifically invited in writing by the board of directors (or an independent committee thereof, including the Special Committee) of the Company, neither the Counterparty nor any of its affiliates (as such term is defined under the 1934 Act) or Representatives acting on behalf of the Counterparty will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any securities (or beneficial ownership thereof) or assets (other than non-material assets) of the Company; (ii) any tender or exchange offer, merger, consolidation or other business combination involving the Company; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any material portion of the Company’s business; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the securities of the Company; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors (or any committee thereof) or policies of the Company or propose any matter for submission to a vote of stockholders of the Company; (d) take any action which to the knowledge of the Counterparty requires the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing or advise, assist, encourage, finance or seek to persuade others to take any action with respect to the foregoing.  The Counterparty also agrees during such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

6.             No Solicitation.  In consideration of the Evaluation Material being furnished hereunder, the Counterparty agrees that, for a period of eighteen months from the date hereof, neither the Counterparty nor any of its affiliates (as such term in defined under the 1934 Act, as amended) will, directly or indirectly, solicit to employ any of the employees of the Company or any of its subsidiaries so long as they are employed by the Company or any of its subsidiaries, without obtaining the prior written consent of the Company (it being understood that any newspaper or other public solicitation not directed specifically to such person shall not be deemed to be a solicitation for purposes of this provision).

7.             Exclusivity.  In consideration of the resources to be committed to the Possible Transaction by the Counterparty and its representatives and agents after the date hereof, the Company agrees that, for a period of 30 days following the date hereof (the “Exclusivity Period”), the Company will not, and will not authorize or permit any of its or its subsidiaries’ officers, directors, stockholders, employees or agents, or any other person on its behalf, to directly or indirectly solicit, encourage, initiate, seek, entertain, discuss, facilitate, negotiate or accept any inquiry, offer or proposal from, or furnish information to, any party (other than the Counterparty) concerning any possible sale or other disposition of the business, stock or assets of the Company or any of its subsidiaries to any other party or any merger or consolidation with or involving the Company or any of its subsidiaries (a “Third Party Acquisition Transaction”). The Company agrees that any such discussions or negotiations (other than with the Counterparty) in progress as of the date of this letter will be immediately suspended, and that in no event will the Company accept or enter into any letter of intent, agreement or commitment concerning any Third Party Acquisition Transaction during the Exclusivity Period.  The Company will promptly notify the Counterparty of any inquiry, offer or proposal concerning a Third Party Acquisition Transaction, or any request for information in connection with such an inquiry, offer or proposal (and in any event, in each such case, within 24 hours of receipt of any such inquiry, offer, proposal or request for information), except to the extent that the Company may be prohibited from giving such notice by the terms of any confidentiality agreement in effect as of the date hereof.  The Company will (to the same extent) keep the Counterparty promptly informed on an ongoing basis regarding the status of any such inquiry, offer or proposal. During the Exclusivity Period, the Company will continue to operate its business only in the ordinary course, not make any distributions to its stockholders, and not make any extraordinary payments to employees or any other persons.

8.             No Agreement.  Each party understands and agrees that no contract or agreement providing for any Possible Transaction shall be deemed to exist between the parties unless and until a final definitive agreement has been executed and delivered.  Each party also agrees that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever to enter into or consummate a Possible Transaction by virtue of this Agreement except for the matters specifically agreed to herein.  The parties further acknowledge and agree that until such definitive documents are entered into the Company reserves the right, in its sole discretion, to reject any and all proposals made by the Counterparty or any of the Counterparty’s Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with the Counterparty at any time.  The Counterparty further understands that the Company and its Representatives shall be free to conduct any process for any transaction involving the Company, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to the Counterparty or any other person) and that any procedures relating to such process or transaction may be changed at any time without notice to the Counterparty or any other person.

9.             No Modification; No Waiver of Rights.  The provisions of this Agreement cannot be amended or waived except with the written consent of the Counterparty and the Special Committee.  It is understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

10.          Remedies.  It is further understood and agreed that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement by a party or any of its Representatives and that a party shall be entitled to equitable relief, including injunctive relief, to prevent breaches and threatened breaches of the provisions of this Agreement by the other party or any of its Representatives, without the necessity of proving actual damages or of posting any bond, and specific performance, as a remedy for any such breach or threatened breach.  Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Agreement but shall be in addition to all other remedies available by law or equity.  In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that a party or any of its Representatives have breached this Agreement, then such party shall be liable and pay to the other party the reasonable legal fees and costs incurred by the other party in connection with such litigation, including any appeal therefrom.

11.          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  Additionally, any such term, provision, covenant or restriction that is so held to be invalid, void or unenforceable shall be deemed deleted from this Agreement to the minimum extent necessary and replaced by a term, provision, covenant or restriction that is valid and enforceable and that as closely as practicable expresses the intention of such invalid, void or unenforceable term, provision, covenant or restriction.

12.          Term.  Except as specified elsewhere herein, the terms of this Agreement will remain in force until the date that is three years from the date hereof, provided that after such time, each party shall remain responsible for any breach of this letter agreement occurring during the term.

13.          Assignment.  This Agreement shall not be assigned by any party, by operation of law or otherwise, without the prior written consent of the other party hereto. This Agreement shall be binding upon, enforceable by and inure to the benefit of the parties hereto and their respective successors and assigns.

14.          Counterparts; Entire Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when a counterpart has been signed by each party and delivered to the other party, thereby constituting the entire agreement among the parties pertaining to the subject matter hereof.  This Agreement supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties in connection herewith.  No covenant or condition or representation not expressed in this Agreement shall affect or be effective to interpret, change or restrict this Agreement.  No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this Agreement.

15.          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts entered into and to be performed wholly within the State of Delaware by Delaware residents (without giving effect to any choice or conflict of law provision).  The parties agree that any suit for the enforcement of, or based on any right arising out of, this Agreement may be brought in the courts of the state of Delaware or any federal court sitting therein, and each party consents to the exclusive jurisdiction of such courts and service of process in any such suit being made at the address of the Company, attention: Chief Financial Officer, in the case of the Company, or upon Microsemi Corporation, attention: Chief Financial Officer, in the case of the Counterparty.  Each party hereby agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient venue, court or jurisdiction.  Each party further (i) agrees that it will not bring any action, suit, proceeding or claim relating to this Agreement in any court other than the courts of the state of Delaware or any federal court sitting therein and (ii) to the maximum extent permitted by applicable law, waives any right to trial by jury with respect to any suit related to or arising out of this Agreement.

Please confirm the Counterparty’s agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this Agreement shall become a binding agreement between the Counterparty and the Company.

Very truly yours,

Symmetricom, Inc.

		By:	/s/ James Chiddix
Name: James Chiddix
Title: Chairman of the Board

Accepted and agreed as of
the date first written above:

Microsemi Corporation

By:	/s/ Steven G. Litchfield
Name: Steven G. Litchfield
Title: Executive Vice President